Exhibit 99(a)

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Record Third-Quarter

and Nine-Months 2008 Results

•	Company Achieves Third-Quarter Sales of $1.2 Billion; Net Income of $175 Million, Up 207% From 2007; and Diluted EPS of $1.61

•	Year-to-Date Revenues Surge 80% to a Record $2.7 Billion; Net Income Reaches $462 Million, or $4.34 Per Diluted Share

•	Nine-Months Cash From Operating Activities Reaches $582 Million, Up 618% Compared With Same Period in 2007

CLEVELAND—Oct. 29, 2008—Cliffs Natural Resources Inc. (NYSE: CLF), a global mining and natural resources company, today reported financial results for the three- and nine-month periods ended Sept. 30, 2008. Consolidated third-quarter revenues increased 92% to a quarterly record of $1.2 billion, up from $620 million in the same quarter last year. For the 2008 third quarter, net earnings were up 207% to $175 million, and diluted earnings per share increased 198% to $1.61, versus the comparable quarter in 2007. All per-share amounts have been adjusted for the Company’s two-for-one stock split on May 15, 2008. Third-quarter earnings include approximately $94.3 million pre-tax, or $0.52 per share after-tax and minority interest, of negative mark-to-market adjustments related to currency hedging.

In addition, Cliffs completed a number of significant corporate development and operational achievements during the quarter. These include:

•	Announcing a definitive merger agreement with Alpha Natural Resources (NYSE: ANR)
•	Launching an offer for the remaining minority interest in Portman Limited (ASX: PMM) Reaching a deal to buy out its minority partner’s interest in United Taconite
•	Commencing an expansion project at its North American Iron Ore operations in Michigan
•	Northshore Mining-Babbitt Mine in Silver Bay, Minn., being recognized for outstanding safety performance in 2007 with the industry’s coveted Sentinels of Safety Award
•	Successfully reaching a new, four-year labor agreement with the United Steelworkers

CLIFFS NATURAL RESOURCES INC. • 1100 SUPERIOR AVENUE • SUITE 1500 • CLEVELAND, OH 44114-2544

“In addition to generating record sales and earnings during the quarter, the Cliffs management team continued to aggressively execute on our strategic plan, which includes consolidating minority positions, expansion via strategic acquisition, exploiting organic growth opportunities and striving for operational excellence in each of our business segments,” commented Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer. “While ever conscious of the challenges of the current economic environment, we will continue to identify low-risk opportunities to grow and at the same time position Cliffs to weather any difficult times that lie ahead.”

Third-Quarter Results

Cliffs achieved record third-quarter revenues of $1.2 billion, an increase of 92% compared with $620 million in the third quarter of 2007. The dramatic increase in revenues year over year was the result of the strong sales of iron ore. In addition, this year’s revenues include sales contributions from Cliffs’ North American Coal segment, acquired July 31, 2007, as well as coal sales at the Sonoma project in Australia, which began shipments earlier this year.

Operating income for the three months was $339 million, also a third-quarter record. This represents an increase of 314% from the $82 million reported in 2007. The strong increase in operating income for the quarter was largely the result of higher sales margins across the Company’s North American Iron Ore and Asia-Pacific Iron Ore segments, as well as the contribution from Sonoma. The improvement was slightly offset by higher costs and negative sales margin of $13.3 million in the Company’s North American Coal segment.

Net income for the quarter was up 207% to $175 million, and diluted earnings per share increased 198% to $1.61, versus the comparable quarter in 2007.

Cliffs indicated its third-quarter results were negatively impacted by an approximately $94 million pre-tax decrease in fair value of derivative instruments primarily related to currency hedging activity in its international businesses as the U.S. dollar unexpectedly strengthened compared with the Australian dollar.

Year-to-Date Results

For the 2008 nine months, revenues increased sharply, reaching a record $2.7 billion, compared with the $1.5 billion reported in the same period last year.

Operating income year to date was $792 million. This represents an increase of 226% from the $243 million reported in 2007.

CLIFFS NATURAL RESOURCES INC. • 1100 SUPERIOR AVENUE • SUITE 1500 • CLEVELAND, OH 44114-2544

Net income for the first nine months rose to $462 million, compared with $176 million last year. Diluted earnings per share year to date were up 157% to $4.34, versus $1.69 in the first nine months of 2007.

North American Iron Ore

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
North American Iron Ore Sales (Long Tons) – In Thousands	8,037	6,061	16,261	13,997

Sales Margin – In Millions
Revenues from iron ore sales and services	$811.3	$469.9	$1,733.5	$1,127.9
Cost of goods sold and operating expenses	552.0	368.0	1,137.0	884.3

Sales margin	$259.3	$101.9	$596.5	$243.6

Sales Margin – Per Ton
Revenues from iron ore sales and services*	$92.73	$65.15	$93.45	$65.77
Cash cost**	58.29	46.66	54.41	46.22
Depreciation, depletion and amortization	2.18	1.68	2.36	2.14

Cost of goods sold and operating expenses*	60.47	48.34	56.77	48.36

Sales margin	$32.26	$16.81	$36.68	$17.41

*	Excludes revenues and expenses related to freight and venture partners’ cost reimbursement, which are offsetting and have no impact on operating results.
**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, depletion and amortization per ton.

Third-quarter 2008 North American Iron Ore pellet sales volume was 8.0 million tons, up 31% from the 6.1 million tons sold in the prior-year third quarter.

Revenues per ton for the Company’s North American Iron Ore pellets were $92.73, up 42% from the comparable quarter in 2007. This increase in reported per-ton revenues was primarily due to higher price settlements for blast furnace pellets, higher steel prices, renegotiated and new supply agreements with certain customers and other price-adjustment factors in Cliffs’ supply contracts.

Cost per ton increased 25% in the third quarter to $60.47, compared with $48.34 in 2007’s comparable quarter. The increase was primarily due to higher costs of production, including higher rates for natural gas, diesel fuel and supplies. Expenses in the current period also reflect some impact related to the new labor agreement with the United Steelworkers. In addition,

CLIFFS NATURAL RESOURCES INC. • 1100 SUPERIOR AVENUE • SUITE 1500 • CLEVELAND, OH 44114-2544

higher plant spending was incurred during the quarter related to the expansion project at the Empire and Tilden mines.

North American Iron Ore Production

(Long Tons of Pellets of 2,240 Pounds - In Millions)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,		Year Ended Dec. 31,
Mine	2008	2007	2008	2007	2008*	2007
Empire	1.2	1.1	3.8	3.6	4.2	4.9
Tilden	1.9	2.0	5.7	5.7	8.4	7.2
Hibbing	2.2	2.0	6.2	5.3	8.2	7.4
Northshore	1.6	1.3	4.4	3.9	5.5	5.2
United Taconite	1.2	1.3	3.9	3.9	4.9	5.3
Wabush	1.1	1.2	3.2	3.4	4.4	4.6

Total	9.2	8.9	27.2	25.8	35.6	34.6

Cliffs’ share of total	6.2	5.6	17.6	16.4	23.2	21.8

* Estimate at the time of publication.

In the third quarter, all of Cliffs’ North American Iron Ore mines produced at or near capacity. Yesterday, Cliffs reported it has initiated production curtailments at two of its six North American Iron Ore mines. The Company will temporarily idle two small pellet furnaces at Northshore Mining and one small pellet furnace at United Taconite. On a combined basis, the three furnaces have monthly pellet production capacity of approximately 300,000 tons.

Cliffs indicated that the curtailments were necessary to bring production levels in line with demand.

CLIFFS NATURAL RESOURCES INC. • 1100 SUPERIOR AVENUE • SUITE 1500 • CLEVELAND, OH 44114-2544

North American Coal

	Three Months Ended Sept. 30, 2008	Two Months Ended Sept. 30, 2007	Nine Months Ended Sept. 30, 2008
North American Coal Sales (Short Tons) – In Thousands	894	447	2,468

Sales Margin – In Millions
Revenues from coal sales and services	$102.6	$33.9	$258.0
Cost of goods sold and operating expenses	115.9	49.8	296.8

Sales margin	$(13.3)	$(15.9)	$(38.8)

Sales Margin – Per Ton
Revenues from coal sales and services*	$100.34	$70.92	$90.52
Cash cost**	101.57	93.74	90.11
Depreciation, depletion and amortization	13.65	12.75	16.13

Cost of goods sold and operating expenses*	115.22	106.49	106.24

Sales margin	$(14.88)	$(35.57)	$(15.72)

*	Excludes revenues and expenses related to freight, which is offsetting and has no impact on operating results

**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, depletion and amortization per ton.

Metallurgical coal sales volume in the third quarter was 894,000 short tons. Average realized revenue per ton was $100.34, an increase of 41% compared with the $70.92 realized in the two months ended Sept. 30, 2007. Cliffs acquired what is now its North American Coal segment on July 31, 2007.

Reported cost per ton for the third quarter was $115.22. Costs were impacted by extended long-term mine planning and development activities, as well as the hiring and training of miners, increased supply and service costs and higher royalty expenses.

North American Coal Production

(Short Tons of Coal of 2,000 Pounds - In Millions)	Three Months Ended Sept. 30,	Two Months Ended Sept. 30,	Nine Months Ended Sept. 30,	Year Ended Dec. 31,
Mine	2008	2007	2008	2008*
Pinnacle Complex	0.5	0.1	1.7	2.6
Oak Grove Mine	0.3	0.2	0.8	1.0

Total	0.8	0.3	2.5	3.6

* Estimate at the time of publication.

CLIFFS NATURAL RESOURCES INC. • 1100 SUPERIOR AVENUE • SUITE 1500 • CLEVELAND, OH 44114-2544

Asia-Pacific Iron Ore

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2008	2007	2008	2007
Asia-Pacific Iron Ore Sales (Tonnes) – In Thousands	2,086	2,139	6,055	6,221

Sales Margin – In Millions
Revenues from iron ore sales and services	$232.7	$115.8	$618.4	$330.9
Cost of goods sold and operating expenses	133.0	94.5	336.4	259.9

Sales margin	$99.7	$21.3	$282.0	$71.0

Sales Margin – Per Tonne
Revenues from iron ore sales and services	$111.55	$54.14	$102.13	$53.19
Cash cost*	51.62	38.20	46.91	36.08
Inventory fair value adjustment	3.75	—	1.29	—
Depreciation, depletion and amortization	8.39	5.98	7.35	5.69

Cost of goods sold and operating expenses	63.76	44.18	55.55	41.77

Sales margin	$47.79	$9.96	$46.58	$11.42

*  Cash cost per tonne is defined as Cost of goods sold and operating expenses per tonne less Depreciation, depletion and amortization per tonne. In the 2008 third quarter and year-to-date, an adjustment for marking inventory to fair value is also excluded.

Asia-Pacific Iron Ore sales volume was virtually flat during the 2008 third quarter at 2.1 million tonnes when compared with the third quarter in 2007.

Revenues per tonne for the quarter were reported at $111.55, up 106% from the $54.14 reported in the third quarter of 2007. The increase was primarily the result of higher Australian price settlements for lump and fines iron ore, offset by a sales mix favored toward lower priced iron ore fines product.

Per-tonne cost in Asia-Pacific Iron Ore for the 2008 third quarter increased 44% to $63.76, versus the comparable period in 2007. In addition to higher energy and contract labor expenditures, average cost was impacted by approximately $4 per tonne, primarily related to acquisition step-up in the value of inventory, iron ore reserves, and plant and equipment resulting from Portman Limited’s share tender program.

CLIFFS NATURAL RESOURCES INC. • 1100 SUPERIOR AVENUE • SUITE 1500 • CLEVELAND, OH 44114-2544

Asia-Pacific Iron Ore Production

(Tonnes of Lump or Fines of 2,205 Pounds - In Millions)	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,		Year Ended Dec. 31,
Mine	2008	2007	2008	2007	2008*	2007
Koolyanobbing	1.5	1.9	5.3	5.8	7.3	7.7
Cockatoo Island**	0.1	0.2	0.4	0.5	0.4	0.7

Total	1.6	2.1	5.7	6.3	7.7	8.4

*	Estimate at the time of publication.
**	Cockatoo Island production reflects Portman Limited’s 50% share.

Third-quarter production in Asia-Pacific Iron Ore of 1.6 million tonnes was down 24% from the previous year as a result of a planned maintenance shutdown of Koolyanobbing’s processing plant in September. Production at Cockatoo Island was scheduled to end in the third quarter; however, processing of waste ore continued and resulted in incremental sales.

Liquidity

Cliffs had $388.3 million of cash and cash equivalents at Sept. 30, 2008, up $231.2 million from Dec. 31, 2007. The increase in cash on hand is primarily the result of Cliffs generating $582.2 million from operating activities year to date, or a more than 600% increase when compared with the $81 million generated in the first nine months of 2007. The Company expects to generate approximately $700 million to $750 million in cash from operations for the full year.

At quarter-end, Cliffs had $525 million in borrowings outstanding, composed of $325 million in Senior Notes and $200 million under its credit facility. This compares with $440 million of borrowings outstanding at Dec. 31, 2007.

Current Outlook

Cliffs said its outlook is based on expectations at the time of this release; however, economic uncertainty, tightening of credit facilities and reductions in steel production are collectively reducing the degree of certainty with which it can forecast near-term sales and production volumes.

North American Iron Ore Outlook

In 2008, Cliffs expects revenue per ton in its North American Iron Ore segment to average $91 and cost per ton to average $57.

CLIFFS NATURAL RESOURCES INC. • 1100 SUPERIOR AVENUE • SUITE 1500 • CLEVELAND, OH 44114-2544

Based on supply agreement commitments, the Company expects North American Iron Ore sales volume of approximately 25 million long tons in 2008.

Cliffs said, assuming no changes in sales volumes, World Pellet Prices, producer price indices or steel pricing (all adjustment factors that determine Cliffs’ pricing in North American Iron Ore), average realized price per ton in its North American Iron Ore segment in 2009 will increase approximately 18% to $107. This increase is based on contractual base-price adjustments, lag-year adjustments and price caps contained in most of Cliffs’ current supply agreements. Cliffs said increases or decreases in sales volume, World Pellet Prices, production inputs and/or steel prices will impact 2009 average revenue per long ton.

North American Coal Outlook

Cliffs indicated revenue per ton in its North American Coal segment is expected to average $93 for 2008 and cost per ton is anticipated to reach approximately $97, consistent with previously disclosed estimates. Production in 2008 is currently planned to reach approximately 3.6 million short tons.

Cliffs continues to refine and enhance the long-term mine plan and development activities at each of its North American Coal properties. These actions are designed to optimize production and, in 2009, result in expected production of approximately 4.6 million short tons.

Asia-Pacific Iron Ore Outlook

Cliffs’ Asia-Pacific Iron Ore segment expects average per-tonne revenue to be approximately $98 and cost per tonne to be $58 for 2008, both consistent with previously disclosed guidance. These estimates represent respective per-tonne revenue and cost increases of 80% and 35% versus 2007 levels.

The Company currently expects both full-year Asia-Pacific Iron Ore production and sales volume of approximately 8 million tonnes.

CLIFFS NATURAL RESOURCES INC. • 1100 SUPERIOR AVENUE • SUITE 1500 • CLEVELAND, OH 44114-2544

Sonoma Coal Project Outlook

Cliffs has a 45% economic interest in the Sonoma project and expects total production of approximately 2.5 million tonnes for 2008. Sonoma is expected to have sales volume of 2.1 million tonnes and generate average revenue of $131 per tonne in 2008. Per-tonne costs at Sonoma are expected to be $73.

Amapá Iron Ore Project Update

In the third quarter, Cliffs’ new partner in the Amapá project, Anglo-American, closed its acquisition of MMX’s 70% share of the project and assumed management control over the venture.

Anglo-American has indicated to Cliffs that it plans to complete construction of the concentrator and continue to ramp-up operations. Production and sales in 2008 are expected to total approximately 1 million tonnes. Based on production delays and lower volumes, Cliffs expects to incur significant equity losses in 2008.

Other Expectations

Total operating expenses, excluding mark-to-market adjustments in currency hedges in the Company’s Asia-Pacific Iron Ore segment, are anticipated to be approximately $140 million in 2008. Cliffs anticipates an effective tax rate of approximately 26% for the year. It also expects 2008 capital expenditures of approximately $240 million and depreciation and amortization of approximately $180 million.

Carrabba added, “The current economic environment and the swiftness with which markets have changed are leading to unprecedented uncertainty among steel and raw material producers. As such, it is extremely difficult to forecast sales and production volumes. As the Company proceeds through both the nomination season with its North American Iron Ore customers, and 2009 contract negotiations with coal customers, we will provide as much information as possible as we gain additional insight.”

Cliffs Natural Resources will host a conference call to discuss its third-quarter and nine-months 2008 results tomorrow, Oct. 30, 2008, at 10 a.m. ET. The call will be broadcast live on Cliffs’ website at www.cliffsnaturalresources.com. A replay of the call will be available on the website for 30 days.

CLIFFS NATURAL RESOURCES INC. • 1100 SUPERIOR AVENUE • SUITE 1500 • CLEVELAND, OH 44114-2544

To be added to Cliffs Natural Resources’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

ABOUT CLIFFS NATURAL RESOURCES INC.

Cliffs Natural Resources Inc., headquartered in Cleveland, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs is also majority owner of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30% interest in the Amapá Project, a Brazilian iron ore project, and a 45% economic interest in the Sonoma Project, an Australian coking and thermal coal project.

News releases and other information on the Company are available on the Internet at:

http://www.cliffsnaturalresources.com or

www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: changes in the sales volumes or mix; the impact of other price-adjustment factors on the Company’s sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; the impact of consolidation and rationalization in the steel industry; availability of capital equipment and component parts; availability of float capacity; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; reductions in current resource estimates; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation, mine closure obligations and employee benefit costs; the ability to identify, acquire and integrate strategic acquisition candidates; the impact of the disruption in the credit markets; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

CLIFFS NATURAL RESOURCES INC. • 1100 SUPERIOR AVENUE • SUITE 1500 • CLEVELAND, OH 44114-2544

SOURCE: Cliffs Natural Resources Inc.

CONTACT:

Steve Baisden

Director, Investor Relations and Corporate Communications

(216) 694-5280

steve.baisden@cliffsnr.com

# # #

CLIFFS NATURAL RESOURCES INC. • 1100 SUPERIOR AVENUE • SUITE 1500 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND CONSOLIDATED SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,110.8	$542.4	$2,444.4	$1,283.2
Freight and venture partners’ cost reimbursements	78.9	77.2	248.4	209.5

	1,189.7	619.6	2,692.8	1,492.7
COST OF GOODS SOLD AND OPERATING EXPENSES	(824.7)	(512.3)	(1,819.0)	(1,194.0)

SALES MARGIN	365.0	107.3	873.8	298.7
OTHER OPERATING INCOME (EXPENSE)
Casualty recoveries	0.5	—	10.5	3.2
Royalties and management fee revenue	5.1	4.1	16.0	10.3
Selling, general and administrative expenses	(41.8)	(33.2)	(138.4)	(75.4)
Gain on sale of other assets	0.1	—	21.1	—
Miscellaneous - net	10.5	3.7	8.6	5.9

	(25.6)	(25.4)	(82.2)	(56.0)

OPERATING INCOME	339.4	81.9	791.6	242.7
OTHER INCOME (EXPENSE)
Decrease in fair value of derivative instruments, net	(94.3)	—	(94.3)	—
Interest income	5.9	5.6	17.8	15.5
Interest expense	(10.7)	(7.9)	(27.7)	(11.0)
Other - net	3.3	0.1	3.4	1.7

	(95.8)	(2.2)	(100.8)	6.2

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, MINORITY INTEREST AND EQUITY LOSS FROM VENTURES	243.6	79.7	690.8	248.9
PROVISION FOR INCOME TAXES	(52.0)	(17.5)	(173.6)	(56.8)
MINORITY INTEREST (net of tax)	(3.6)	(3.7)	(29.1)	(12.7)
EQUITY LOSS FROM VENTURES	(13.1)	(1.6)	(26.2)	(3.1)

NET INCOME	174.9	56.9	461.9	176.3
PREFERRED STOCK DIVIDENDS	—	(1.4)	(1.1)	(4.2)

INCOME APPLICABLE TO COMMON SHARES	$174.9	$55.5	$460.8	$172.1

EARNINGS PER COMMON SHARE - BASIC	$1.67	$0.67	$4.72	$2.11

EARNINGS PER COMMON SHARE - DILUTED	$1.61	$0.54	$4.34	$1.69

AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	104,753	82,586	97,605	81,782
Diluted	108,719	105,000	106,439	104,668

CLIFFS NATURAL RESOURCES INC. • 1100 SUPERIOR AVENUE • SUITE 1500 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND CONSOLIDATED SUBSIDIARIES

STATEMENTS OF CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	Sept. 30, 2008	Dec. 31, 2007
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$388.3	$157.1
Accounts receivable	137.8	84.9
Inventories	327.2	241.9
Supplies and other inventories	86.7	77.0
Derivative assets	140.2	69.5
Other	132.0	124.2

TOTAL CURRENT ASSETS	1,212.2	754.6
PROPERTY, PLANT AND EQUIPMENT LESS ACCUMULATED DEPRECIATION AND DEPLETION - $429.9 ($330.9 in 2007)	2,518.9	1,823.9
OTHER ASSETS
Investments in ventures	264.2	265.3
Marketable securities	62.8	55.7
Long term receivables	33.1	38.0
Goodwill	21.3	11.8
Intangible assets, net	91.5	—
Other	105.2	126.5

TOTAL OTHER ASSETS	578.1	497.3

TOTAL ASSETS	$4,309.2	$3,075.8

LIABILITIES AND SHAREHOLDERS’ EQUITY

TOTAL CURRENT LIABILITIES	$1,143.8	$399.6
PENSIONS AND OTHER POSTRETIREMENT BENEFITS	186.1	204.8
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	123.6	123.2
DEFERRED INCOME TAXES	198.4	189.0
SENIOR NOTES	325.0	—
TERM LOAN	200.0	200.0
REVOLVING CREDIT	—	240.0
CONTINGENT CONSIDERATION	—	99.5
DEFERRED PAYMENT	—	96.2
BELOW MARKET SALES CONTRACTS, NET	221.3	—
OTHER LIABILITIES	153.3	107.3

TOTAL LIABILITIES	2,551.5	1,659.6
MINORITY INTEREST	69.2	117.8
COMMITMENTS AND CONTINGENCIES
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK	0.2	134.7
SHAREHOLDERS’ EQUITY	1,688.3	1,163.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,309.2	$3,075.8

CLIFFS NATURAL RESOURCES INC. • 1100 SUPERIOR AVENUE • SUITE 1500 • CLEVELAND, OH 44114-2544